UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

May 16, 2008 (April 30, 2008)

Date of Report (Date of earliest event reported)

Wentworth Energy, Inc.

(Exact name of registrant as specified in its charter)

Oklahoma

(State or other jurisdiction)

0-32593

(Commission File Number)

73-1599600

(IRS Employer Identification No.)

112 E. Oak Street, Suite 200, Palestine, Texas, 75801

(Address of principal executive offices)

(903) 723-0395

Registrant’s telephone number, including area code

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 FR 240.13e-4(c))

Item 1.01

Entry into a Material Definitive Agreement

On April 30, 2008, Wentworth Energy, Inc. (the “Company”) entered into a Stock Purchase Agreement (the “Agreement”) with CamTex Energy, Inc., a Colorado corporation (“CamTex”), pursuant to which it agreed to sell all of the outstanding shares of Barnico Drilling, Inc., a Texas corporation (“Barnico”).  Pursuant to the terms of the Agreement, the Company agreed to sell all of the shares of Barnico for a purchase price equal to $3,500,000,  $50,000 payable in cash at closing and the remaining $3,450,000 payable pursuant to a one-year 10% per annum promissory note, with interest paid quarterly and the principal paid at the maturity date.  In connection with the transaction, Barnico has agreed to provide the Company with preferential right to use Barnico’s drilling services for all oil and gas properties and interests owned, leased and/or operated by the Company in the State of Texas for a period of two years.   A copy of the Agreement between the Company and CamTex is attached hereto as Exhibit 10.1.

On May 12, 2008, the Company completed the sale of all of the outstanding shares of Barnico to CamTex.  In connection with the closing of the Sale Transaction, the Company amended certain agreements related to the Company’s outstanding senior secured convertible notes to release the noteholders’ security interest in Barnico and Barnico’s assets.

Specifically, the Company entered into a Release and Termination Agreement, dated May 12, 2008, by and between Castlerigg Master Investments Ltd., in its capacity as collateral agent (“Collateral Agent”), the Company and Barnico (the “Release and Termination Agreement”), to (i) terminate and release Barnico from that certain Amended and Restated Barnico Guaranty dated October 31, 2007 by and between Barnico and Collateral Agent (the “Barnico Guaranty”), (ii) release the Barnico stock held by the Company from that certain Amended and Restated Pledge Agreement dated October 31, 2007 between the Collateral Agent and the Company (the “Pledge Agreement”), and (iii) release Barnico’s personal property and assets from that certain Amended and Restated Security Agreement dated October 31, 2007, by and between Collateral Agent, the Company, and Barnico (the “Security Agreement”).  A copy of the Release and Termination Agreement is filed as Exhibit 10.2 hereto.  Copies of the Barnico Guaranty, the Pledge Agreement and the Security Agreement were originally filed as exhibits to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on November 6, 2007.

Item 1.02.

Termination of a Material Definitive Agreement.

George Barnes, Vice President of Operations and Director of the Company, as well as President of Barnico, resigned from his positions as Vice President of Operations and Director, effective as of May 12, 2008, to remain in his current position with Barnico. In connection with Mr. Barnes’ employment termination, Mr. Barnes and the Company have entered into a Termination of Consulting Agreement, dated May 12, 2008 (the “Termination of Consulting Agreement”), pursuant to which both parties agree to terminate the Consulting Agreement dated July 25, 2006 (the “Consulting Agreement”).  Under the Termination of Consulting Agreement, the Company agrees to pay all monthly fees owed to Mr. Barnes under the Consulting Agreement until the effective date of the Termination of Consulting Agreement, and agrees to waive the non-compete provisions in the Consulting Agreement.  In exchange, Mr. Barnes agrees to release and waive his right to any severance fee payable under the Consulting Agreement.  A copy of the Termination of Consulting Agreement is filed as Exhibit 10.3 hereto.  A copy of the Consulting Agreement was originally filed as an exhibit to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on August 22, 2006.

Item 5.02

Departure of Director or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

To the extent applicable, the disclosure under Item 1.02 above is incorporated herein by reference.  Mr. Barnes’ resignation did not result from any disagreement with the Company concerning any matter relating to the Company’s operations, policies or practices.  In connection with his resignation, Mr. Barnes furnished the correspondence that is filed as Exhibit 99.1 hereto.

Item 9.01

Financial Statements and Exhibits

Exhibits

10.1

Stock Purchase Agreement dated April 30, 2008 by and between the Company and CamTex Energy, Inc.

10.2

Release and Termination Agreement by and between the Company, Barnico Drilling, Inc. and Castlerigg Master Investments Ltd.

10.3

Termination of Consulting Agreement by and between George Barnes and the Company.

99.1

Correspondence from Mr. George Barnes dated May 12, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 16, 2008

WENTWORTH ENERGY, INC.

/s/ David W. Steward

David W. Steward, CEO